Filed Pursuant to Rule 424(b)(3)
Registration No. 333-210266

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $5.00 par value	1,178,761	$47.33	$55,790,758.13	$5,618.13

(1)	Includes 1,178,761 shares available under the direct stock purchase plan as of March 18, 2016.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended (the “Act”).
(3)	Pursuant to Rule 457(p) under the Act, additional unused filing fees of $5,232.11 have already been paid with respect to further unsold securities that were previously registered pursuant to the Registrant’s registration statement on Form S-3ASR (No. 333-187398) filed on March 20, 2013, and are offset against the registration fee of $5,618.13 due for this offering. The remaining balance of the registration fee, $386.02, has been paid in connection with this offering.

Prospectus Supplement

(To prospectus dated March 18, 2016)

WESTAR ENERGY, INC.

Direct Stock Purchase Plan

The Westar Energy Direct Stock Purchase Plan (the Plan) provides a simple and convenient way for current and potential investors to purchase shares of our common stock through optional cash investments and the reinvestment of their quarterly dividends. The Plan offers:

•	Automatic reinvestment of some or all of your cash dividends

•	Initial purchase of common stock or purchase of additional shares of common stock

•	“Safekeeping” in book-entry form of your common stock at no cost

You do not have to be a current shareholder to participate in the Plan. You can purchase your first shares of our common stock by making an initial investment of not less than $250 and not more than $10,000. Shares purchased for participants’ accounts under the Plan will be acquired directly from us as original issue shares or from treasury shares held by us or purchased on the open market by an Independent Agent (as described below).

The purchase price of original issue shares or treasury shares of common stock issued and sold by us under the Plan will be the average of the high and low sales prices for our common stock on the New York Stock Exchange Composite Transaction Report for the three trading days immediately preceding the investment date or dividend payment date, as applicable (as described below).

The purchase price of the shares of common stock purchased on the open market under the Plan will be the weighted average price (including brokerage commissions) of all shares acquired by the Independent Agent for the Plan during an investment period (as described below).

This prospectus supplement relates to 1,178,761 shares of common stock offered for purchase under the Plan.

Our common stock is listed on the New York Stock Exchange under the symbol “WR”.

You should read this prospectus supplement carefully and retain it for future reference.

Investing in our securities involves risk. See “Item 1A—Risk Factors” beginning on page 15 of our annual report on Form 10-K for the year ended December 31, 2015 which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 18, 2016

Prospectus Supplement

Prospectus

i

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of such securities is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We refer to Westar Energy, Inc., together with its consolidated subsidiaries, in this prospectus supplement as “Westar” or “we,” “us,” “our” and comparable terms.

ii

Our Company

Westar Energy, Inc., a Kansas corporation incorporated in 1924, is the largest electric utility in Kansas. We provide electric generation, transmission and distribution services to approximately 700,000 customers in Kansas. Westar Energy provides these services in central and northeastern Kansas, including the cities of Topeka, Lawrence, Manhattan, Salina and Hutchinson. Kansas Gas and Electric Company (KGE), Westar Energy’s wholly-owned subsidiary, provides these services in south-central and southeastern Kansas, including the city of Wichita. Both Westar and KGE conduct business using the name Westar Energy.

Our principal executive offices are located at 818 South Kansas Avenue, Topeka, Kansas 66612. Our telephone number is (785) 575-6300. We maintain a website at http://www.WestarEnergy.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement.

Common Questions about the Plan

1. Who is eligible to participate in the Plan?

The persons eligible to participate in the Plan include: all U.S. citizens; corporations, partnerships or other entities incorporated or domiciled in the U.S.; and our existing shareholders. Persons who are not U.S. citizens may also participate in the Plan under certain circumstances. See “Enrollment” on page S-4.

2. How do I enroll in the Plan?

If you do not currently own any of our common stock, you can join the Plan by completing an Enrollment Form and returning it to the Plan Administrator with an initial cash investment of not less than $250 or more than $10,000. If you already own our common stock and are a shareholder of record on our books, you may join the Plan by completing an Enrollment Form, indicating your reinvestment election, and returning it to the Plan Administrator. See “Enrollment” on page S-4.

3. May I reinvest the dividends on my common stock if I enroll in the Plan?

Yes. You may elect to have all or a portion of the cash dividends on your common stock automatically reinvested toward the purchase of additional shares of our common stock. You must reinvest at least 10% of every dividend paid. See “Dividend Reinvestment” on page S-5.

4. May I purchase additional shares of common stock through the Plan from time to time?

Yes. You may invest up to $10,000 each month in shares of our common stock. The minimum initial cash investment is $250, and any subsequent optional cash investment, once you have enrolled in the Plan, must be at least $50. You may make optional investments occasionally or at regular intervals, as you desire. See “Optional Cash Investments” on page S-5.

5. Does the Plan account for fractional shares?

Yes. Your optional cash investments and reinvested dividends will be fully invested, and your account will be credited with the appropriate number of shares, including fractional shares.

6. Does the Plan provide a “safekeeping” service?

Yes. You may deposit certificates representing our common stock into your Plan account for “safekeeping,” so that the shares will instead be accounted for in book-entry form. If you elect this service, you must reinvest at least 10% of every dividend paid. If you want to receive your full dividend in cash, see “Direct Registration System” on page S-9. There is no fee for this service. See “Safekeeping of Stock Certificates in Book-Entry Form” on page S-8.

7. May I sell the shares I hold in the Plan?

Yes. You may sell all or a portion of the shares of our common stock that are credited to your Plan account. A transaction fee and brokerage commission and any required tax withholdings or transfer taxes will be deducted from the proceeds that you receive from the sale. See “Sale of Shares” on page S-7.

8. May I gift or transfer shares from my Plan account?

Yes. You may transfer all or a portion of the shares in your Plan account to another person, whether or not that person is a participant in the Plan. Any required tax withholdings or transfer taxes will be deducted from the number of shares transferred to another person. If that person is not a participant, you must transfer a whole number of shares (no fractional shares). There is no fee for this service. See “Gifts or Transfers of Shares” on page S-8.

9. Will I receive a statement of my account?

Yes. You will receive a statement (or, at your request, an electronic notice) every month in which there is activity in your account. Plan account transactions include, but are not limited to, initial or optional cash investments, reinvestment of dividends, and deposits, transfers or withdrawals of shares. A statement or electronic notice will be distributed after each quarterly reinvestment as well as at year end. You may also request a statement for your account at any time by contacting the Plan Administrator. See “Account Activity Statements” on page S-10.

10. What are the fees when I participate in the Plan?

If you make an initial investment, an optional cash investment, or acquire shares through dividend reinvestment, there may be brokerage commissions and fees for the acquisition of shares. There will be a fee of 5% of your reinvested dividend amount up to a maximum of $1 per reinvestment if we satisfy the requirements of Plan participants by issuing original issue shares or treasury shares of our common stock. If we satisfy the requirements of Plan participants by purchasing shares of our common stock in the open market through an Independent Agent, there is a brokerage commission in addition to the reinvestment fee. If you sell shares held in your Plan account, a transaction fee of up to $15 plus a brokerage commission will be deducted from the net proceeds. Certain other special fees, such as a $20 fee for an account history or a $25 fee for requesting a stock certificate, may also apply. See “Summary of Participation Fees” on page S-10.

11. What is Direct Registration System (DRS)?

Westar Energy is participating in the Direct Registration System (DRS). DRS is a method of recording shares of stock in book-entry form. Book-entry means that your shares are registered in your name on our books without the need for a physical certificate and are held separately from any Plan shares you may own. See “Direct Registration System” on page S-9.

Westar Energy Direct Stock Purchase Plan

Plan Administration

Continental Stock Transfer & Trust Company is the Plan Administrator for the Plan. The Plan Administrator will receive optional cash investments, direct the purchase and sale of shares of our common stock for Plan participants, keep records, send statements and perform other duties required by the Plan. The Plan Administrator also serves as transfer agent and dividend paying agent for our common stock. The Plan Administrator will also appoint an Independent Agent to act on behalf of Plan participants in purchasing and selling shares of our common stock in the open market. See “Purchase of Shares” on page S-6 and “Sale of Shares” on pages S-7.

Inquiries: You should contact Continental Stock Transfer & Trust Company with questions concerning the Plan or about your account, as follows:

Toll-free:	1-800-527-2495

Shareholder service representatives are available Monday through Friday between the hours of 8:30 a.m. and 5:30 p.m. Eastern Time, except on holidays recognized by the New York Stock Exchange.

In writing:	Westar Energy
c/o Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004

Email:	cstmail@continentalstock.com

Website: Shareholders may access their account online anytime at Continental’s ContinentaLink. Shareholders can retrieve information on account holdings, review transaction histories, change addresses and take advantage of other valuable services. To take advantage of this service and protect the security of your account, please follow these instructions:

1.	From your web browser, go to Continental’s home page at http://continentalstock.com, then click Shareholder Login located in the upper area of the screen.

2.	On the sign-in screen, click First Time Visitor in the upper left-hand area of the screen, to take you to Continental’s registration screen. Next, click New Member Sign-Up.

3.	On the First Time Visitor New Member Registration page, read items 1 through 7 and enter the appropriate information in the fields after item 7. First, create your User ID and enter your Tax ID number (Social Security Number (SSN) in the case of an individual, or employer identification number (EIN) in the case of an entity such as a trust) as indicated. You will then need to enter a security code. You can obtain your security code by calling Continental at 1-800-527-2495 or by requesting via email at cstmail@continentalstock.com. Please note: if Continental does not have a valid U.S. SSN or EIN on file, you must complete the process described under ‘Item 2 (ID Number)’ below instead before you proceed to Step 5.

4.	Next, you will create your own PIN by entering any 8 to 12 alphanumeric characters of your choosing and re-entering the same PIN in the verification field. (Note: PIN must contain at least one upper case letter, one lower case letter and one number.) Next, enter your e-mail address and re-enter the same email address in the verification field. Then complete the PIN recovery question and answer section, select your preferred delivery method (electronic or postal), and click PROCEED.

Item 2 (ID Number). If you do not have a valid U.S. SSN or EIN associated with your account, you must click the ‘click here’ link under item 2. After reading items 1 through 8, enter the appropriate information in the empty fields after item 8. First, create your User ID, enter your 10 digit account number (leading zeros count), use the pull-down menu arrow to select your company, then enter the security code, create your PIN, verify your PIN, enter your e-mail address, verify your e-mail address, complete the PIN recovery question and answer section, and select your preferred delivery mothed (electronic or postal). Then click PROCEED.

5.	Your PIN will be activated overnight and you will be able to access your shareholder records the next day. On subsequent visits, simply enter the User ID and PIN on the Sign-In page to access your account.

Initial and Optional Cash Investments. Send initial cash investments of at least $250 and subsequent optional cash investments of at least $50 per payment to:

Westar Energy

c/o Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Make your check payable to CST-Westar Energy in U.S. dollars drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that it can provide you with a check that can be cleared through a U.S. bank and that the dollar amount printed on the check is in U.S. dollars. Due to the longer clearance period, the Plan Administrator is unable to accept checks that clear through non-U.S. banks. For subsequent optional cash investments, please use the Optional Request Form, the tear-off section of your account activity statement to facilitate processing, or you may print an Optional Cash Investment Form from our website, www.WestarEnergy.com/Investors located under Shareholder Forms.

Enrollment

You are eligible to participate in the Plan if you are a U.S. citizen; corporation, partnership or other entity incorporated, organized or otherwise formed or domiciled in the U.S.; or one of our existing shareholders. Any person who is not a U.S. citizen may also participate in the Plan if there are no laws or governmental regulations that would prohibit such person from participating or that would affect the terms of the Plan. We reserve the right to terminate participation of any participant if we deem it advisable under any applicable laws or regulations.

If you do not currently own any of our common stock, you may join the Plan by completing an Enrollment Form and returning it to the Plan Administrator together with a check payable to CST-Westar Energy in the amount of at least $250. You may avoid the $250 minimum initial investment if you agree to invest at least $35 per month for 10 consecutive months through the Plan’s Automatic Electronic Investment option (as described on the Enrollment Form). All checks must be in U.S. dollars and drawn on a U.S. bank. There is no initial enrollment fee. The Plan Administrator will arrange for the purchase of shares for your account but will not pay interest on amounts held pending investment. After the initial shares are purchased, a statement (or, at your request, an electronic notice) will be delivered to you.

If you are an employee of the Company, the $250 minimum investment will be waived if you choose to invest at least $10 per deduction when using the payroll deduction feature of the Plan.

If you already own our common stock and the shares are registered in your name, you may join the Plan by completing an Enrollment Form and returning it to the Plan Administrator or by contacting the Plan Administrator at the number below. If you wish to change your participation in any way, please contact the Plan Administrator at 1-800-527-2495 for instructions.

If your shares are held in a brokerage, bank or other intermediary account (i.e., in “street name”), you may participate in the Plan by instructing your broker, bank or other intermediary account to have your shares transferred into your name and then completing an Enrollment Form or requesting that your broker, bank, or other intermediary account participate in the Plan on your behalf.

Dividend Reinvestment

Options. The Enrollment Form allows you to choose one of two options listed below regarding your dividends. If not otherwise specified on the Enrollment Form, your account will automatically be set up for full dividend reinvestment. You can change your reinvestment decision at any time by notifying the Plan Administrator in writing or by accessing your account on-line (See Website under Plan Administration on page S-3 and selecting ‘Perform Transactions’ then ‘Plan Enrollment/Change’ after signing onto your account.) An initial investment option or an investment option change may not apply to a particular dividend if your Enrollment Form is not received by the Plan Administrator at least two business days prior to the record date for that dividend. The dividend record date (the date on which a person or entity must be a registered shareholder of our common stock in order to receive dividends) is generally on or about the 9th day of March, June, September and December. You are encouraged to call the Plan Administrator to determine the exact date.

Your dividend options under the plan are:

•	Full Dividend Reinvestment: The cash dividends, minus any withholding tax and reinvestment fee, on all shares in your account will automatically be fully reinvested in additional whole and fractional shares of our common stock.

•	Partial Dividend Reinvestment: For shares held in the Plan, you must reinvest at least 10% of every dividend paid. This option allows you to receive a check or electronic deposit of cash dividends, minus any withholding tax and reinvestment fee, based on a specified number of full shares held in your account. The cash dividend on the remaining shares will be reinvested in additional shares of our common stock. This option could be used to allow you to receive a fixed amount of cash each quarter (assuming the dividend stays the same).

Shares of our common stock issued and sold by us as a result of your reinvested dividends will be credited as of the dividend payment date. Shares of our common stock purchased on the open market will be credited to participating accounts as of the last day on which all purchases for the applicable investment date or dividend payment date are completed. Open market purchases of shares of our common stock made with reinvested dividends may begin three business days before the dividend payment date and will continue until all purchases for that dividend payment date are completed.

Deposit Cash Dividends Electronically. If you choose partial dividend reinvestment, you can have the cash portion of your dividends deposited directly into your bank account, instead of receiving a check by mail. To have your dividends deposited electronically, you must complete and return a Direct Deposit Authorization Form, which can be obtained from the Plan Administrator by calling 1-800-527-2495, or you may print a Direct Deposit Authorization Form from our website, www.WestarEnergy.com/Investors located under Shareholder Forms. Please allow 30 days from the date of receipt of the completed form for the direct deposit to be established. You may also change your designated bank account for direct deposit or discontinue this feature by notifying the Plan Administrator in writing or by accessing your account on-line (See Website under Plan Administration on page S-3 and selecting ‘Perform Transactions’ then ‘Direct Deposit’ after signing onto your account.)

Optional Cash Investments

You can purchase shares of our common stock by using the Plan’s optional cash investment feature. To purchase shares using this feature, you must invest at least $50 at any one time (at least $250 for an initial investment if you are not already a registered shareholder), but you cannot invest more than $10,000 monthly. Any optional cash investment of less than $50 (or less than $250 for an initial investment if you are not already a registered shareholder) and any optional cash investment or investments totaling more than $10,000 monthly, will be returned to you without interest. You have no obligation to make any optional cash investments under the Plan.

Investment Dates. Investment dates for optional cash investments will be the 1st and 15th of each month (if this date is not a trading day on the New York Stock Exchange, then the investment date will be the next trading day). Shares of our common stock issued and sold by us will be credited on the investment date. Open market purchases of shares of our common stock made with initial cash payments from enrolling investors and with optional cash payments from current shareholders will begin on the investment date. Shares of our common stock purchased on the open market will be credited to participating accounts as of the last day on which all purchases for the investment date are completed.

The Plan Administrator must receive optional cash investments no later than three business days before the investment date for those investments to be invested in our common stock beginning on that investment date. Unless instructed otherwise by you in writing, the Plan Administrator may hold those funds and invest them beginning on the next investment date. No interest will be paid on funds held by the Plan Administrator pending investment. Accordingly, you may wish to transmit any optional cash investments so that they reach the Plan Administrator shortly, but not less than three business days, before the investment date. This will minimize the time period during which your funds are not invested. An Investment Calendar, showing the investment dates and date funds are due to Continental Stock Transfer & Trust Company, is available on our website www.WestarEnergy.com/Investors located under Stock Information. Participants have an unconditional right to obtain the return of any cash payments up to three business days prior to the investment date by sending a written request to the Plan Administrator.

Method of Payment. Your cash payment options under the Plan are as follows:

•	By Check: You may make optional cash investments up to the maximum monthly amount by sending the Plan Administrator a check in U.S. dollars drawn on a U.S. bank, and made payable to CST-Westar Energy. If you are not in the United States, contact your bank to verify that it can provide you with a check that clears through a U.S. bank and that the amount to be invested is printed in U.S. dollars. Due to the longer clearance period, the Plan Administrator is unable to accept checks that clear through non-U.S. banks. Do not send cash, money orders or third party checks. If you are already enrolled in the Plan, please use the Optional Request Form, the tear-off section of your account activity statement, to facilitate processing your investment. Mail your investment and payment form to the Plan Administrator at the address listed on page S-4.

•	By Automatic Withdrawal from Your Bank Account: If you wish to make regular monthly purchases, you can authorize an automatic monthly withdrawal from your bank account by completing and submitting to the Plan Administrator an Enrollment Form. This feature enables you to make ongoing investments of not less than $35 without writing checks. Funds will be deducted from your bank account on the 10th day of each month. If this date is not a business day, then the funds will be deducted on the next business day. Those funds will be invested beginning on the next investment date. To be effective for a given month, a new Enrollment Form for automatic bank draft must be received by the Plan Administrator before the last business day of the prior month. You must notify the Plan Administrator in writing at least seven business days before the next scheduled cash withdrawal to change or terminate an automatic withdrawal.

Purchase of Shares

Source of Shares. Shares of our common stock needed to meet the requirements of the Plan for optional cash investments and dividend reinvestments will either be issued directly by us or purchased in the open market, by an Independent Agent.

Pricing of Shares Purchased from the Company. If we elect to satisfy the requirements of the Plan participants for dividend reinvestments or for optional cash investments with original issue shares or treasury shares, the price of such shares will be the average of the high and low sales price of our common stock on the New York Stock Exchange Composite Transaction Report for the three trading days immediately preceding the applicable investment date or dividend payment date. We may, in our sole discretion, offer a discount on original issue shares or treasury shares of our common stock used to satisfy the requirements of the Plan participants for dividend reinvestments or for optional cash investments. If a discount is offered, the price per share is reduced by the discount. No brokerage commission will be charged, but in the case of dividend reinvestments, there will be a fee of 5% of your reinvested dividend amount up to a maximum of $1 per reinvestment.

The discount for original issue shares or treasury shares may vary between 0% and 5%, and will be established by us after a review of various factors, including current market conditions, the level of participation and our current and projected capital needs.

Pricing of Shares Purchased in the Open Market. If we elect to satisfy the requirements of the Plan participants through shares purchased in the open market, the price per share will be the weighted average price of all shares purchased by the Independent Agent for the applicable investment period, plus a brokerage commission. In the case of dividend reinvestments, there will also be a fee of 5% of your reinvested dividend amount up to a maximum of $1 per reinvestment.

Timing and Control of Shares Purchased in the Open Market. If we elect to satisfy the requirements of the Plan participants with shares purchased on the open market, the Plan Administrator will make arrangements with an Independent Agent to use initial and optional cash investments to purchase shares of our common stock during the relevant investment period and to use reinvested dividends to purchase shares on a quarterly basis. Purchases may be made over a number of days to meet the requirements of the Plan. No interest will be paid on funds held by the Plan Administrator pending investment. The Independent Agent may commingle your funds with those of other participants in the Plan for purposes of executing purchase transactions.

Because the Plan Administrator may arrange for the purchase of shares on behalf of the Plan through an Independent Agent, neither we nor any participant in the Plan has the authority or power to control either the timing or pricing of the shares purchased. Therefore, you will not be able to precisely time your purchases through the Plan, and you will bear the market risk associated with fluctuations in the price of our common stock. That is, if, for example, you send in an initial or optional cash investment, it is possible that the market price of our common stock could go up before the Plan Administrator arranges to purchase shares of our common stock with your funds. The Independent Agent will use its best efforts to apply all funds to the purchase of shares of our common stock before the next investment date, subject to any applicable requirements of federal or state securities laws. We reserve the right to designate an exclusive broker to purchase shares of our common stock on the open market.

Sale of Shares

You can sell any number of shares held in your Plan account by providing written notification to the Plan Administrator either by completing and submitting the Optional Request Form, the tear-off section of your account activity statement or by other written instructions. If you submit a request to sell all or part of the Plan shares at the same time requesting an address change, you must have your signature on the request medallion guaranteed by a financial institution participating in the Medallion Signature Guarantee program or the sale request will be held for 15 days after the address has been changed before selling your shares. A Medallion Signature Guarantee is a special guarantee for securities-related documents that may be obtained through a financial institution, such as a broker, bank, or credit union. The guarantee ensures that the individual requesting the stock transfer is who he or she purports to be and is the owner (or has the authority to act on behalf of the record owner) of the applicable security. Most major banks and brokers participate in the Medallion Signature Guarantee Program.

The Plan Administrator will arrange for sales to be made through an Independent Agent as soon as practicable after the receipt of your written request. The sale price will be the weighted average price of all shares sold for Plan participants for a period of time determined by the Independent Agent. The Independent Agent may commingle your shares with those of other participants in the Plan for purposes of executing sales transactions. You will receive the proceeds of the sale, less the transaction fee, brokerage commission and any required tax withholdings or transfer taxes. The transaction fee is waived for employees and total account liquidations of ten shares or less. Proceeds are paid by check and are mailed as soon as practicable after the transaction is settled with the Independent Agent. Such settlement dates are typically three business days following the sale. You will not earn interest on funds generated from the sale of shares for the time period between the date of sale and the date on which you receive your check. We reserve the right to designate an exclusive broker to sell shares on the open market.

Because the Plan Administrator will arrange for the sale of shares through an Independent Agent, neither we nor any Plan participant has the authority or power to control either the timing or the pricing of shares sold. Therefore, you will not be able to precisely time your sales through the Plan, and you will bear the market risk associated with fluctuations in the price of our common stock. That is, if, for example, you send in a request for a sale, it is possible that the market price of our common stock could go down before the sale is completed. If you prefer to have control over the exact price and timing of your sale, you can choose to withdraw the shares you wish to sell and conduct the transaction through a broker of your choice. See “Direct Registration System” on page S-9.

Please note that if your account share balance falls below one share, the Plan Administrator may liquidate the fractional share, remit the proceeds to you, less any applicable commission and fees, and close your Plan account.

Safekeeping of Stock Certificates in Book-Entry Form

Shares of our common stock that you buy under the Plan will be maintained in your Plan account in book-entry form. In addition, you may also deposit any other shares of our common stock that you hold in certificate form into the Plan for “safekeeping” to be held in book-entry form, at no cost. Deposited shares represented by common stock certificates will be credited to your account. Thereafter, the shares are treated in the same manner as shares purchased through the Plan, giving you the options of reinvesting your dividends and selling your shares through the Plan.

Certificates will be issued only upon written request to the Plan Administrator. See “Issuance of Certificates” on page S-9.

To use the safekeeping service, complete the Optional Request Form, the tear-off section of your account activity statement or write a letter of instruction and send it, along with your stock certificates, to the Plan Administrator. We recommend that securities be sent by registered mail and insured for at least 3% of their market value. Do not endorse the certificates or complete the assignment section.

Certificates deposited for safekeeping should be sent to:

Westar Energy

c/o Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Gifts or Transfers of Shares

You can transfer shares from your Plan account to anyone you choose by transferring shares from your Plan account to the account of an existing Plan participant or transferring a whole number of shares from your Plan account to a recipient outside the Plan. Any required tax withholdings or transfer taxes will be deducted from the number of shares transferred to another person.

You may transfer shares to the accounts of existing Plan participants or to establish a new account for another person. If your investments or transfers are made to an existing Plan account, the dividends on the shares credited pursuant to such investments or transfers will be paid in accordance with the elections made on the existing Plan account you transfer your shares to. If you participate in dividend reinvestment and your request to transfer your shares to multiple accounts is received after a dividend record date, the processing of your request may be held until after your account is credited with reinvested dividends. This holding period could be as long as four weeks.

When authorizing a transfer of shares, you must send written instructions to the Plan Administrator, and you must have your signature on the letter of instruction medallion guaranteed by a financial institution participating in the Medallion Signature Guarantee program. A Medallion Signature Guarantee is a special guarantee for securities-related documents that may be obtained through a financial institution, such as a broker, bank, or credit union. The guarantee ensures that the individual requesting the stock transfer is who he or she purports to be and is the owner (or has the authority to act on behalf of the record owner) of the applicable security. Most major banks and brokers participate in the Medallion Signature Guarantee Program.

If you need additional assistance regarding the transfer of your shares, please contact the Plan Administrator at 1-800-527-2495.

Issuance of Certificates

At any time, you may obtain a certificate for all or a part of the whole shares of our common stock in your Plan account upon written request to the Plan Administrator. A fee of $25 will need to be included with your written request.

Certificates will be issued for whole shares only. In the event your request involves a fractional share, a check for the value of the fractional share will be mailed to you. The Plan Administrator will issue the certificates as soon as practicable upon receipt of your request.

Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed in writing by the record owners. If the certificate is to be issued in a name other than your Plan account registration, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Signature Guarantee program, as described under “Gifts or Transfers of Shares” on page S-8.

Direct Registration System

Westar Energy participates in the Direct Registration System (DRS). DRS form of ownership allows shares to be issued without requiring a physical stock certificate and eliminates the need for you to safeguard and store certificates. Shares held in book-entry form have all traditional rights and privileges as shares held in certificate form. Shares held in DRS can be electronically transferred between Westar Energy and your brokerage account without the need to deliver a physical certificate. Please contact your broker for additional information regarding the movement of your shares.

Dividends paid on DRS shares are not subject to the Minimum Reinvestment Requirement. Dividends paid on shares of stock held in DRS or in certificate form are eligible for reinvestment. Any new shares acquired through dividend reinvestment will be held in the Plan and be considered Plan shares unless transferred out of the Plan by you.

Participants may sell their DRS shares through the Plan. To do so, those shares will be deposited into the Plan and then be sold as described under “Sale of Shares” on page S-7.

Pledging of Shares

You may not pledge as collateral shares of our common stock held in your Plan account. If you wish to pledge shares of our common stock held in your account, you must request that certificates for those shares be issued. You can then deliver the certificates as collateral. See “Issuance of Certificates” above.

Account Activity Statements

The Plan Administrator will deliver to you a statement (or, at your request, an electronic notice) after each quarterly reinvestment showing all of your year-to-date transactions (shares, amounts invested, purchase prices) and other account information. Supplemental statements or notices will be sent in any month when you make an initial or optional cash investment or a deposit, transfer or withdrawal of shares. You will also receive an annual account statement.

Please retain your account activity statements to establish the cost basis of shares purchased under the Plan for income tax and other purposes.

Many states have enacted abandoned property laws which may require the Company or Plan Administrator to remit to the state all stock and dividends held in those accounts for which the owner cannot be located. Accordingly, you should notify the Plan Administrator promptly of any change in address since all notices, statements and reports will be mailed to your address of record.

Summary of Participation Fees

Enrollment Fee for New Investors	No service charge
Reinvestment of Dividends	5% of reinvested dividend amount up to a maximum of $1.00 per investment
Optional Cash Investments	No service charge
Purchase of Shares
Open Market	Currently, brokerage commission of approximately $0.05 per share
Issued by the Company	No brokerage commission
Sale of Shares	Transaction fee of up to $15.00. Current fee of $10.00 and brokerage commission of approximately $0.075 per share
Gift or Transfer of Shares	No service charge
Safekeeping of stock in book-entry form	No service charge
Stock Certificate Issuance	$25.00 per request
Returned Checks or Rejected Automatic Bank Withdrawals	$25.00 per occurrence
Account History (Duplicate Statements of Account)	$20.00 per account for duplicate statements and account activity

The Plan Administrator will deduct the applicable fees from the funds for investment or proceeds from a sale. For more details concerning fees, see “Enrollment” on page S-4, “Purchase of Shares” on page S-6, “Sale of Shares” on page S-7, “Issuance of Certificates” on page S-9 and “Account Activity Statements” on page S-10.

Termination of Participation

You may terminate your participation in the Plan at any time by delivering written instructions to the Plan Administrator. Your request must be signed by all registered holders listed on the account and received at least three business days prior to a dividend record date. If your request to terminate your Plan account or to partially stop dividend reinvestment is received after that date, the dividends related to that record date may be reinvested and shares of our common stock will be added to your Plan account. Generally, your account may not be terminated until after it is credited with the shares resulting from the pending dividend reinvestment. Upon termination, you must elect either to receive the number of whole shares held in your account and a check for the value of any fractional share or to have all of the shares in your account sold for you as described under “Sale of Shares” on page S-7. You can instruct your broker to electronically transfer all whole shares and to receive a check for any fractional share. For more details, see “Direct Registration System” on page S-9. Or you can elect to receive the shares, the whole shares will be moved to DRS and a check for any fractional share will be delivered to you. The Plan Administrator will send your DRS Advice and/or proceeds to you as soon as practicable.

Other Information About the Plan

Stock Splits, Stock Dividends and Other Distributions. In the event dividends are paid in shares of our common stock or if shares of our common stock are distributed in connection with any stock split or similar transaction, each account balance will be adjusted to reflect the receipt of shares of our common stock paid or distributed. You will receive a statement or electronic notice indicating the number of shares credited to your account as a result of the transaction.

Voting of Shares. We will mail you (or, at your request, notify you electronically) proxy materials, including a proxy card representing all shares credited to your Plan account, including fractional shares, shares held in DRS and all shares you hold in certificate form. The proxy will be voted as indicated by you in accordance with the applicable proxy voting instructions. If you do not provide any instruction on your properly signed and returned proxy card, all of your shares will be voted in accordance with the recommendations of our management. If you do not return the proxy card or you return it unsigned, none of your shares will be voted by proxy.

Shareholder Communications. In addition to proxy materials, Plan participants will also receive all communications sent to holders of our common stock. Plan participants can also obtain current financial and other information about us by calling 1-800-527-2495 or by visiting our website at www.WestarEnergy.com.

Liability of the Plan Administrator, the Independent Agent and Westar Energy, Inc. Neither we, Continental Stock Transfer & Trust Company, the Plan Administrator, nor the Independent Agent will be liable for any act performed in good faith or for any good faith omission to act. This includes, without limitation, any claims of liability for (1) failure to terminate an account upon the death of a participant prior to receiving written notice of such death, along with a request to terminate participation from a qualified representative of the deceased; (2) purchase or sale prices reflected in a participant’s Plan account or the dates of purchases or sales of a participant’s Plan shares; or (3) any fluctuation in the market value of shares of our common stock after purchase or sale of shares.

Plan Modification or Termination. We reserve the right to suspend, terminate or modify the Plan at any time. We will notify you of any such suspension, termination or, if material, modification of the Plan. Upon termination of the Plan, any whole Plan shares will be transferred to and held in DRS and a cash payment will be made for any fractional share. We also reserve the right to change any administrative procedures, fees and commissions of the Plan without notice.

Change of Eligibility; Termination. We reserve the right to deny, suspend or terminate participation by a Plan participant who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, the Plan Administrator will notify you in writing of its decision and will continue to maintain your shares in book-entry form and reinvest dividends pursuant to your dividend reinvestment election in place at the time of the denial, suspension or termination, but will no longer accept optional cash investments.

Multiple Accounts. For purposes of determining whether a Plan participant is attempting to invest more than $10,000 per month, we reserve the right to aggregate all optional cash investments for Plan participants with more than one account using the same name, address or social security or taxpayer identification number and may aggregate Plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership. In the event that we exercise our rights to aggregate investments and the result would be an investment in excess of $10,000 per month, the amount in excess of $10,000 will be returned, without interest, as promptly as practicable.

Transfer Agent. Continental Stock Transfer & Trust Company presently acts as transfer agent for our common stock. We reserve the right to terminate the transfer agent and appoint another agent. All participants will receive notice of any such change.

No Profit or Dividends Assured. We cannot assure you of a profit on your investment in shares of our common stock or protect you against a loss of any or all of your investment in shares of our common stock. The payment of dividends on shares or our common stock is at the discretion of our board of directors and will depend upon our future earnings, our financial condition and other factors. There can be no assurance as to the declaration or payment of any dividend on our common stock.

Interpretation of the Plan. Our officers are authorized to take any actions that are consistent with the Plan’s terms and conditions. We reserve the right to interpret and regulate the Plan as we deem necessary or desirable in connection with the Plan’s operations.

Unclaimed Property. To prevent your dividends and/or shares of stock from being classified as unclaimed property, please remember to cash your dividend checks in a timely manner, vote your annual proxy and keep your mailing address current. Many states are moving towards ‘owner generated activity’ to determine if an account is active. If a shareholder fails to initiate action on their account in a manner that the state specifies as acceptable and within the state dormancy period, the state may make a demand for funds and/or shares. Owner generated activity generally includes any owner-initiated transactions or account inquiries, including but not limited to: optional cash or automatic investments, withdrawals, transfers, telephone inquiries and voting.

Certain U.S. Federal Income Tax Consequences

The following discussion summarizes certain U.S. federal income tax consequences to U.S. holders (as defined below) of participating in the Plan. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings, judicial decisions and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect. This discussion is limited to Plan participants that hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a Plan participant in light of the participant’s particular circumstances or to Plan participants that may be subject to special treatment under U.S. federal income tax law (including, without limitation, insurance companies, partnerships, entities or arrangements treated as partnerships for U.S. federal income tax purposes, tax-exempt organizations, financial institutions, and broker-dealers). This discussion does not address U.S. federal taxes other than income tax or tax consequences arising under the laws of any state, local, or foreign jurisdiction or under any applicable tax treaty.

This discussion is not a substitute for an individual analysis of the tax consequences of participating in the Plan. We urge you to consult your own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences, and the tax consequences under any applicable tax treaty, of participating in the Plan in light of your own situation.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares that is for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Your dividends reinvested under the Plan will be taxable for U.S. federal income tax purposes just as if you actually received a distribution from us in cash. With respect to reinvested dividends used to purchase shares (including fractional shares) directly from us, you will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the fair market value of the shares purchased for your account under the Plan. With respect to reinvested dividends used to purchase shares (including fractional shares) on the open market, you will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the cash dividend used to purchase those shares and your allocable portion of any brokerage commissions or other fees paid by us to purchase those shares on your behalf. In addition, you may be treated for U.S. federal income tax purposes as having received an additional distribution in an amount equal to the excess of the fair market value of shares purchased with optional cash investments over the amount paid to purchase those shares. Plan participants that make optional cash investments are urged to consult their own tax advisors regarding the tax consequences of these investments.

These distributions will be treated as dividend income to you to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of any distribution in excess of our earnings and profits will reduce your tax basis in our shares, but not below zero, with respect to which the distribution was received and, to the extent in excess of basis, result in capital gain. In general, you will receive from the Plan Administrator an Internal Revenue Service (“IRS”) Form 1099-DIV indicating the amount of dividends paid to you during the year, whether or not they are reinvested, shortly after the end of the year.

You will not realize gain or loss for U.S. federal income tax purposes on the transfer of shares to the Plan or the withdrawal of whole shares from the Plan. You will, however, generally realize capital gain or loss when you receive cash payments for fractional shares. You will also generally realize capital gain or loss on the sale of any of your shares, whether held through the Plan or sold after withdrawal from or termination of the Plan. The amount of gain or loss generally will be the difference between (1) the amount you receive for the shares, reduced by the expenses of sale (including brokerage commissions and other fees), and (2) your tax basis in those shares. Your holding period for shares acquired through the Plan generally will begin on the day after the date the shares are credited to your account, and any gain or loss generally will be long-term capital gain or loss if you have held the shares for more than one year. Long-term capital gains of individuals and certain other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Your tax basis in shares acquired through the Plan (including fractional shares) with reinvested dividends will generally equal the total amount of the distribution you are treated as having received, as discussed above. Your tax basis in shares acquired through the Plan with optional cash investments will generally equal the total amount paid for the shares, including any brokerage commissions or other fees, plus the amount of any additional distribution you are treated as having received, as discussed above. In general, the Plan Administrator is required to report certain tax information related to the sale of your shares held through the Plan on IRS Form 1099-B. Unless you notify the Plan Administrator in writing that you have elected to use the “average basis method” to determine your basis in identical shares of stock, the Plan Administrator intends to report the tax basis of your shares sold through the Plan under a first-in, first-out, or FIFO, method in circumstances where you do not specifically identify the shares that are being sold. In order to determine your tax basis in shares acquired or held through the Plan, you should retain all of your account activity statements.

Dividends on your shares and proceeds from the sale of your shares held through the Plan generally will be subject to backup withholding at the applicable rate, unless you provide a properly completed IRS Form W-9 to the Plan Administrator or otherwise establish an exemption. In any case in which U.S. federal income taxes are required to be withheld with respect to a dividend, the Plan Administrator will reinvest an amount equal to the dividend less the amount of tax withheld. Any amount withheld as backup withholding will be allowable as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Certain Plan participants that are individuals, trusts or estates will be subject to an additional 3.8% Medicare tax on unearned income, which generally will include dividends received and gain recognized with respect to our shares. For individual U.S. holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals a holder’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains. You are urged to consult your own tax advisors regarding the application of this additional Medicare tax to your particular circumstances.

Under Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”), withholding may be required with respect to dividends, and gross proceeds from a sale of shares occurring after December 31, 2018, if paid to Plan participants that hold their shares through a foreign financial institution or a non-financial foreign entity (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary). Subject to certain exceptions, a 30% withholding tax will be imposed on such payments made to (i) foreign financial institutions unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. An intergovernmental agreement between the United States and an applicable foreign country or future Treasury regulations may modify these requirements. If withholding is required under these rules, the appropriate amount of tax will be deducted from dividends and from the proceeds of the sale of shares, and only the remaining amount will be reinvested or paid. You are urged to consult your own tax advisor regarding FATCA and the application of these requirements to your investment in shares acquired or held through the Plan.

Use of Proceeds

Since the requirements of Plan participants may be satisfied by the issuance of new shares of common stock by us, by the issuance of treasury shares of common stock held by us or by purchases of shares of common stock in the open market by the Independent Agent, the number of shares of common stock, if any, that we ultimately sell under the Plan, or the prices at which shares will be sold, are not known. If the share requirements of Plan participants are satisfied by purchases in the open market, we will not receive any proceeds. If we issue new shares or treasury shares to satisfy the requirements of Plan participants, the proceeds from the sale will be used for our working capital requirements, to repay debt and for general corporate purposes.

Plan of Distribution

Except to the extent the Independent Agent purchases shares of our common stock in the open market, we will sell directly to the Plan Administrator the shares of our common stock acquired under the Plan. There are no brokerage commissions in connection with the purchases of such newly issued shares or treasury shares of our common stock.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a Plan participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.

Legal Matters

Larry D. Irick, Esq., Vice President, General Counsel and Corporate Secretary of Westar Energy, will issue an opinion regarding certain legal matters in connection with the common stock offered hereby. As of March 18, 2016, Mr. Irick beneficially owned a number of shares of our common stock, included restricted share units, which represented less than 0.1% of the total outstanding common stock.

PROSPECTUS

The following are types of securities that may be offered and sold under this prospectus:

• Common stock	• Unsecured subordinated debt securities
• Preferred stock	• First mortgage bonds
• Preference stock	• Warrants
• Depositary shares	• Purchase contracts
• Unsecured senior debt securities	• Units

Our common stock is listed on the New York Stock Exchange under the ticker symbol “WR.” On March 16, 2016, the closing price on the New York Stock Exchange for our common stock was $47.82.

We will describe in the prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

• Maturity	• Dividends	• Conversion or exchange rights
• Interest rate	• Redemption terms	• Liquidation amount
• Sinking fund terms	• Listing on a securities exchange
• Currency of payments	• Amount payable at maturity

Investing in these securities involves certain risks. See “Item 1A—Risk Factors” beginning on page 15 of our annual report on Form 10-K for the year ended December 31, 2015 which is incorporated by reference herein.

The Securities and Exchange Commission and state securities commissions have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The date of this prospectus is March 18, 2016

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of such securities is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We refer to Westar Energy, Inc. in this prospectus as “Westar” or “we,” “us,” “our” or comparable terms and to Kansas Gas and Electric Company as “KGE.”

i

THE COMPANY

Westar Energy, Inc., a Kansas corporation incorporated in 1924, is the largest electric utility in Kansas. We provide electric generation, transmission and distribution services to approximately 700,000 customers in central and northeastern Kansas, including the cities of Topeka, Lawrence, Manhattan, Salina and Hutchinson. Kansas Gas and Electric Company (KGE), Westar Energy’s wholly-owned subsidiary, provides these services in south-central and southeastern Kansas, including the city of Wichita. Both Westar and KGE conduct business using the name Westar Energy.

Our principal executive offices are located at 818 South Kansas Avenue, Topeka, Kansas 66612. Our telephone number is (785) 575-6300. We maintain a website at http://www.WestarEnergy.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the Securities and Exchange Commission, or SEC, incorporated by reference in this prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus, see the section of this prospectus captioned “Available Information.”

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus or incorporated by reference into this prospectus are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “target,” “expect,” “estimate,” “intend” and words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning matters such as, but not limited to:

•	amount, type and timing of capital expenditures,

•	earnings,

•	cash flow,

•	liquidity and capital resources,

•	litigation,

•	accounting matters,

•	possible corporate restructurings, acquisitions and dispositions,

•	compliance with debt and other restrictive covenants,

•	interest rates and dividends,

•	environmental matters,

•	regulatory matters,

•	nuclear operations, and

•	the overall economy of our service area and its impact on our customers’ demand for electricity and their ability to pay for service.

What happens in each case could vary materially from what we expect because of such things as:

•

risks related to operating in a heavily regulated industry that is subject to unpredictable political, legislative, judicial and regulatory developments, which can impact our operations, results of operations and financial condition,

•

the difficulty of predicting the magnitude and timing of changes in demand for electricity, including with respect to emerging competing services and technologies and conservation and energy efficiency measures,

•	the impact of weather conditions, including as it relates to sales of electricity and prices of energy commodities,

•	equipment damage from storms and extreme weather,

•	economic and capital market conditions, including the impact of inflation or deflation, changes in interest rates, the cost and availability of capital and the market for trading wholesale energy,

•	the impact of changes in market conditions on employee benefit liability calculations and funding obligations, as well as actual and assumed investment returns on invested plan assets,

•	the impact of changes in estimates regarding our Wolf Creek Generating Station (Wolf Creek) decommissioning obligation,

•	the existence or introduction of competition into markets in which we operate,

•	the impact of changing laws and regulations relating to air and greenhouse gas emissions, water emissions, waste management and other environmental matters,

•

risks associated with execution of our planned capital expenditure program, including timing and receipt of regulatory approvals necessary for planned construction and expansion projects as well as the ability to complete planned construction projects within the terms and time frames anticipated,

•	cost, availability and timely provision of equipment, supplies, labor and fuel we need to operate our business,

•	availability of generating capacity and the performance of our generating plants,

•	changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown or required modification of nuclear generating facilities,

•

additional regulation due to Nuclear Regulatory Commission oversight to ensure the safe operation of Wolf Creek, either related to Wolf Creek’s performance, or potentially relating to events or performance at a nuclear plant anywhere in the world,

•	uncertainty regarding the establishment of interim or permanent sites for spent nuclear fuel storage and disposal,

•	homeland and information and operating systems security considerations,

•	changes in accounting requirements and other accounting matters,

•

changes in the energy markets in which we participate resulting from the development and implementation of real time and next day trading markets, and the effect of the retroactive repricing of transactions in such markets following execution because of changes or adjustments in market pricing mechanisms by regional transmission organizations and independent system operators,

•	reduced demand for coal-based energy because of actual or potential climate impacts and the development of alternate energy sources,

•	current and future litigation, regulatory investigations, proceedings or inquiries,

•	cost of fuel used in generation and wholesale electricity prices, and

•

other factors discussed elsewhere in this report and in our Annual Report on Form 10-K for the year ended December 31, 2015, including in “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other reports we file from time to time with the SEC.

These lists are not all-inclusive because it is not possible to predict all factors. All forward-looking statements are qualified by the risks described in the documents incorporated by reference into this prospectus and any supplement to this prospectus. In addition, investors should consider the other information contained in or incorporated by reference into this prospectus and any prospectus supplement. See “Available Information” and “Incorporation of Certain Documents by Reference.” Any forward-looking statement speaks only as of the date such statement was made, and we are not obligated to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for working capital and general corporate purposes including, but not limited to, funding our operations, acquiring capital equipment and repaying debt. We may also invest the proceeds in certificates of deposit, United States government securities or certain other interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratios of earnings to fixed charges for the periods indicated.

For the Fiscal Years Ended December 31,
2015	2014	2013	2012	2011
2.85	2.80	2.64	2.60	2.36

Earnings consist of earnings from continuing operations, fixed charges and distributed income of equity investees. Fixed charges consist of all interest on indebtedness, interest on uncertain tax positions, interest on corporate-owned life insurance policies, amortization of debt discount and expense, and the portion of rental expense that represents an interest factor. Earnings from continuing operations consist of income from continuing operations before income taxes, cumulative effects of accounting changes and preferred dividends adjusted for undistributed earnings from equity investees.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

For the Fiscal Years Ended December 31,
2015	2014	2013	2012 (1)	2011
2.85	2.80	2.64	2.57	2.35

(1)	In May 2012, Westar Energy provided an irrevocable notice of redemption to holders of all of Westar Energy’s outstanding shares of preferred stock. Accordingly, we recognized the redemption premium as a preferred stock dividend during the three months ended June 30, 2012. There are currently no shares of any series of preferred stock outstanding.

For purposes of calculating the ratio of earnings to combined fixed charges and preferred dividends, earnings consist of earnings from continuing operations, fixed charges and distributed income of equity investees. Fixed charges consist of all interest on indebtedness, interest on uncertain tax positions, interest on corporate-owned life insurance policies, amortization of debt discount and expense, and the portion of rental expense that represents an interest factor. Earnings from continuing operations consists of income from continuing operations before income taxes, cumulative effects of accounting changes and preferred dividends adjusted for undistributed earnings from equity investees. Preferred dividend requirements consist of an amount equal to the pre-tax earnings that would be required to meet dividend requirements on preferred stock.

DIVIDEND POLICY

Holders of our common stock are entitled to dividends when and as declared by our board of directors. However, if any preferred stock is outstanding, prior to the payment of common dividends, dividends must first be paid to the holders of preferred stock based on the fixed dividend rate for each series. Our articles of incorporation restrict the payment of dividends or the making of other distributions on our common stock while any shares of our preferred stock remain outstanding unless certain capitalization ratios and other conditions are met. See “Description of Capital Stock.”

Quarterly dividends on common stock and, when outstanding, preferred stock have historically been paid on or about the first business day of January, April, July and October to shareholders of record as of or about the ninth day of the preceding month. Our board of directors reviews our common stock dividend policy from time to time. Among the factors the board of directors considers in determining our dividend policy are earnings, cash flows, capitalization ratios, regulation, competition and financial loan covenants. On February 24, 2016, we declared a first-quarter 2016 dividend of $0.38 per share on our common stock, payable on April 1, 2016.

DESCRIPTION OF CAPITAL STOCK

The statements made under this caption include summaries of certain provisions contained in our articles of incorporation and by-laws. These statements do not purport to be complete and are qualified in their entirety by reference to such articles of incorporation and by-laws.

As used in this section of this prospectus under the caption “Description of Capital Stock,” the terms “we,” “us” and “our” refer solely to Westar Energy, Inc. and such references do not include any subsidiaries of Westar Energy, Inc.

Our authorized capital stock under the articles of incorporation consists of 275,000,000 shares of common stock, $5.00 par value, 6,000,000 shares of preferred stock, no par value, 600,000 shares of preferred stock, $100.00 par value, and 4,000,000 shares of preference stock, no par value.

Common Stock

Our authorized common stock consists of 275,000,000 shares, $5.00 par value, of which 141,353,426 shares were issued and outstanding as of December 31, 2015. The issued and outstanding shares of common stock are, and any shares of common stock issued will be, fully paid and non-assessable. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. As of December 31, 2015, there were 17,766 holders of record of our common stock. The articles of incorporation do not provide for preemptive or other subscription rights of the holders of common stock. Continental Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Our articles of incorporation limit the payment of dividends or other distributions on the common stock under certain conditions. As long as there is any preferred stock outstanding, we cannot pay dividends or other distributions on common stock unless all past preferred stock dividends have been paid and all preferred stock dividends payable in the current quarter have been paid or declared and a sum sufficient for their payment set aside.

In addition, as long as there is any preferred stock outstanding, dividends or distributions on our common stock may be limited depending on our capitalization ratio (“Capitalization Ratio”), which is defined in our articles of incorporation as a fraction, the numerator of which is the total of common stock, preference stock (together, “Subordinated Stock”), premium on Subordinated Stock and surplus accounts subject to certain adjustments, and the denominator of which is long term debt and the total stated capital or par value of all issued and outstanding capital stock of all classes, including premium thereon and surplus accounts subject to certain adjustments. The Capitalization Ratio is measured at the end of the second calendar month immediately preceding the date of the proposed dividend or distribution and after giving effect to such proposed dividend or distribution and is calculated on an unconsolidated basis.

If the Capitalization Ratio is less than 20%, then total dividends and distributions on all Subordinated Stock for the 12 months ending with and including the date of the proposed payment may not exceed 50% of Available Net Income, which is defined as total net income available for dividends on Subordinated Stock for the 12 calendar months ending with and including the second calendar month immediately preceding the date of the proposed payment, subject to certain adjustments. If the Capitalization Ratio is at least 20% but less than 25%, then total dividends and distributions on all Subordinated Stock may not exceed 75% of Available Net Income. Except to the extent permitted by the foregoing, we may not pay any dividends or make distributions on Subordinated Stock that would reduce the Capitalization Ratio to less than 25%, and dividends and distributions on common stock may only be paid out of surplus or net profits legally available for the payment of dividends.

As of December 31, 2015, our Capitalization Ratio exceeded 25%.

Preferred Stock

We are authorized to issue 6,600,000 shares of preferred stock, which may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by our board of directors prior to the issuance of any shares thereof. Each series may differ from each other series already outstanding as may be declared from time to time by our board of directors in the following respects: (1) the rate of dividend; (2) the amount per share, if any, which the preferred stock shall be entitled to receive upon the redemption of such shares, our liquidation, the distribution or sale of assets or our dissolution or winding up; (3) terms and conditions of conversion, if any; and (4) terms of sinking fund, redemption or purchase account, if any.

There are currently no shares of any series of preferred stock outstanding.

The preferred stock has special voting rights that are triggered when dividends on the stock are in default in an amount equal to four or more quarterly dividends, whether or not consecutive. If dividends are not paid for four or more dividend periods on all series of preferred stock then outstanding, the holders of the preferred stock are entitled to elect the smallest number of directors necessary to constitute a majority of the full board of directors until such unpaid dividends shall be paid.

As long as any preferred stock is outstanding, we may not, without the consent of the holders of at least two-thirds of the preferred stock then outstanding, voting as a class:

(1) define or specify preferences, qualifications, limitations or other rights for authorized but unissued shares of preferred stock superior to those of outstanding shares of such stock (except for differences described in items (2) through (4) in the first paragraph under the caption “—Preferred Stock”) or amend, alter, change or repeal any of the express terms or provisions of the then outstanding preferred stock in a manner substantially prejudicial to the holders thereof; or

(2) issue or sell any preferred stock or any class of stock ranking prior to or on a parity with the preferred stock other than in exchange for or for the purpose of effecting the retirement of not less than a like number of shares of preferred stock or shares of stock ranking prior to or on a parity therewith or securities convertible into not less than a like number of such shares unless:

•

our aggregate capital applicable to common stock and preference stock plus surplus equals the involuntary liquidation preference of all preferred stock and any such other stock ranking prior thereto or on a parity therewith, and

•

our net earnings (as defined in our articles of incorporation) for a period of 12 consecutive calendar months within the 15 calendar months preceding the date of issuance, available for the payment of dividends, shall be at least two times the annual dividend requirements on the preferred stock and on any such other stock ranking prior thereto or on a parity therewith after giving effect to the proposed issuance, and the net earnings (as defined in our articles of incorporation), for the same period, available for payment of interest shall be at least one and one-half times the sum of annual interest requirements and dividend requirements on preferred stock and such other stock ranking prior thereto or on a parity therewith after giving effect to the proposed issuance.

As long as any preferred stock is outstanding, the articles of incorporation also provide that without the consent of the holders of at least a majority of the preferred stock then outstanding, voting as a class, or if more than one-third shall vote negatively, we shall not:

(1) merge or consolidate with or into any other corporation;

(2) sell, lease or exchange all or substantially all of our property or assets unless the fair value of our net assets after completion of such transaction shall at least equal the liquidation value of all outstanding shares of preferred stock; or

(3) reacquire or pay any dividends or make any other distribution upon shares of the preference stock or the common stock or any other class of our stock over which the preferred stock has preference with respect to the payment of dividends or the distribution of assets, unless after any such action the sum of:

•	the capital represented by our outstanding preference stock, common stock or other stock over which the preferred stock has preference,

•	our earned surplus, and

•	our capital surplus,

in each case on an unconsolidated basis, shall not be less than the sum of $10,500,000 plus an amount equal to twice the annual dividend requirement on all outstanding shares of preferred stock and on any such other stock ranking prior thereto or on a parity therewith.

Preference Stock

We are authorized to issue 4,000,000 shares of preference stock, which may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the board of directors prior to the issuance of any shares thereof.

Each series may differ from each other series already outstanding, as may be declared from time to time by the board of directors, in the following respects:

•	the rate of dividend;

•	whether shares of preference stock are subject to redemption, and if so, the amount or amounts per share which the shares of such series would be entitled to receive in case of redemption;

•	the amounts payable in the case of our liquidation, the distribution or sale of our assets or our dissolution or winding up;

•	terms and conditions of conversion, if any;

•	terms of sinking fund, redemption or purchase account, if any; and

•	any designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof.

There are currently no shares of our preference stock outstanding.

Certain Provisions of Westar Energy’s Articles and By-laws

Article XVII of the articles of incorporation requires the affirmative vote of the holders of not less than 80% of the outstanding shares of common and preferred stock entitled to vote and the affirmative vote of the holders of not less than a majority of the outstanding shares of stock entitled to vote held by any shareholders other than any shareholder, together with its affiliates and associates, which becomes the beneficial owner of 10% or more of the outstanding shares entitled to vote (an Interested Stockholder), to approve or authorize certain “business combinations” (including any merger, consolidation, self-dealing transaction, recapitalization or reclassification or issuance of stock) with an Interested Stockholder.

Article XVII does not apply to any business combination with an Interested Stockholder:

(1) that has been approved by a majority of the directors of the company who were members of our board of directors immediately prior to the time an Interested Stockholder involved in a business combination became an Interested Stockholder, or

(2) in which the cash or fair market value of the consideration offered in such business combination is not less than the highest price per share paid by the Interested Stockholder in acquiring any of its holdings of each class of our capital stock.

Our articles of incorporation and by-laws provide for a classified board of directors consisting of not less than seven nor more than fifteen directors. The directors are divided into three classes as nearly equal in number as may be, and directors are elected to serve a term of three years. Under the by-laws, directors may be removed only for cause as set forth therein. Provisions in our by-laws relating to the classified board of directors and removal of directors may only be amended, altered or repealed by the affirmative vote of at least 80% of the outstanding shares entitled to vote in any election.

DESCRIPTION OF DEPOSITARY SHARES

The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement and of the depositary shares and depositary receipts does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock or preference stock.

General

We may, at our option, elect to have shares of preferred stock or preference stock be represented by depositary shares. The shares of any series of the preferred stock or preference stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company selected by us as the depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of preferred stock or preference stock underlying such depositary share, to all the rights and preferences of the preferred stock or preference stock underlying such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock or preference stock described in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, a holder of depositary shares is not entitled to receive the shares of preferred stock or preference stock underlying the depositary shares.

Except as otherwise indicated in a prospectus supplement, the following provides a description of the depositary shares and the deposit agreement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock or preference stock to the record holders of depositary shares representing such preferred stock or preference stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto or the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders. The deposit agreement also contains provisions relating to the manner in which any subscription or similar rights offered by us to holders of preferred stock or preference stock shall be made available to holders of depositary shares.

Conversion and Exchange

If any preferred stock or preference stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in the prospectus supplement relating thereto, each record holder of depositary shares will have the right or obligation to convert or exchange such depositary shares pursuant to the terms thereof.

Redemption of Depositary Shares

If preferred stock or preference stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock or preference stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock or preference stock underlying the depositary shares. Whenever we redeem preferred stock or preference stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock or preference stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by us.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds deposited by us with the depositary for any depositary shares which the holders thereof fail to redeem shall be returned to us after a period of two years from the date such funds are so deposited.

Voting

Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock or preference stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such preferred stock or preference stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred stock or preference stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock or preference stock underlying such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock or preference stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

Amendment of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary; provided, however, that any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock or preference stock and any exchange or redemption of the preferred stock or preference stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

We, or at our option, the depositary, will forward to the holders of depositary shares all reports and communications from us which we are required to furnish to the holders of preferred stock or preference stock.

Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstances beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our duties thereunder and we and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary share or preferred stock unless satisfactory indemnity has been furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by us within 60 days after delivery of the notice of resignation or removal. The deposit agreement may be terminated at our direction or by the depositary if a period of 90 days shall have expired after the depositary has delivered to us written notice of its election to resign and a successor depositary shall not have been appointed. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver preferred or preference stock certificates, together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary shall deliver all books, records, certificates evidencing preferred stock, preference stock, depositary receipts and other documents relating to the subject matter of the depositary agreement to us.

DESCRIPTION OF DEBT SECURITIES

Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series:

•

in the case of senior debt securities, under a senior indenture dated August 1, 1998, which we refer to as the senior indenture, between us and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as trustee (the trustee); and

•

in the case of subordinated debt securities, under a subordinated indenture, which we refer to as the subordinated indenture, to be entered into between us and The Bank of New York Mellon Trust Company, N.A., as trustee.

The senior indenture is included, and the subordinated indenture will be substantially in the form included, as exhibits to the registration statement of which this prospectus is a part.

Because the following is only a summary of the indentures and the debt securities, it does not contain all information that you may find useful. For further information about the indentures and the debt securities, you should read the indentures. As used in this section of this prospectus under the caption “Description of Debt Securities,” the terms “we,” “us” and “our” refer solely to Westar Energy, Inc. and such references do not include any subsidiaries of Westar Energy, Inc.

General

The senior debt securities will constitute our unsecured and unsubordinated obligations and the subordinated debt securities will constitute our unsecured and subordinated obligations. A detailed description of the subordination provisions is provided below under the caption “—Certain Terms of the Subordinated Debt Securities—Subordination.” In general, however, if we declare bankruptcy, holders of the senior debt securities will be paid in full before the holders of subordinated debt securities will receive anything.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a prospectus supplement. The prospectus supplement will set forth the following terms, as applicable, of the debt securities offered thereby:

(1) the designation, aggregate principal amount, currency or composite currency and denominations;

(2) the price at which such debt securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest;

(3) the maturity date and other dates, if any, on which principal will be payable;

(4) the interest rate (which may be fixed or variable), if any;

(5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

(6) the manner of paying principal and interest;

(7) the place or places where principal and interest will be payable;

(8) the terms of any mandatory or optional redemption by the company or any third party including any sinking fund;

(9) the terms of any conversion or exchange;

(10) the terms of any redemption at the option of holders or put by the holders;

(11) any tax indemnity provisions;

(12) if the debt securities provide that payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments;

(13) the portion of principal payable upon acceleration of a Discounted Debt Security (as defined below);

(14) whether and upon what terms debt securities may be defeased;

(15) any events of default or covenants in addition to or in lieu of those set forth in the indentures;

(16) provisions for electronic issuance of debt securities or for debt securities in uncertificated form;

(17) the right, if any, to “reopen” a series of debt securities and issue additional debt securities of such series; and

(18) any additional provisions or other special terms not inconsistent with the provisions of the indentures, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the debt securities.

Debt securities of any series may be issued as registered debt securities, bearer debt securities or uncertificated debt securities, and in such denominations as specified in the terms of the series. In connection with its original issuance, no bearer security will be offered, sold or delivered to any location in the United States, and a bearer security in definitive form may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by the company to comply with United States laws and regulations. You may present debt securities for exchange and for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indentures.

Debt securities will bear interest at a fixed rate or a floating rate. Securities may be issued under the senior or subordinated indentures as Discounted Debt Securities to be offered and sold at a substantial discount from the principal amount thereof. “Discounted Debt Security” means a security where the amount of principal due upon acceleration is less than the stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

We only have a shareholder’s claim on the assets of our subsidiaries. This shareholder’s claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries (other than subsidiary guarantors). Holders of our debt securities are our creditors and not creditors of any of our subsidiaries (other than subsidiary guarantors). As a result, all the existing and future liabilities of our subsidiaries (other than any subsidiary guarantors with respect to any series of debt securities that may be guaranteed), including any claims of their creditors, are effectively senior to the debt securities with respect to the assets of our subsidiaries.

Our ability to pay our obligations, including our obligation to pay interest on the debt securities, to repay the principal amount of the debt securities at maturity or upon redemption or to buy back the debt securities will depend in part upon our subsidiaries’ earnings and their distribution of those earnings to us and upon our subsidiaries repaying investments and advances we have made to them. Our subsidiaries are separate and distinct legal entities and, except for any subsidiary guarantors with respect to any guarantees, have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make funds available to us to do so. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. Our indentures will not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us. Our Credit Agreement, dated as of February 18, 2011 and as amended from time to time, and our

Fourth Amended and Restated Credit Agreement, dated as of September 29, 2011 and as amended from time to time, limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

The debt securities are unsecured obligations. Our secured debt is effectively senior to the debt securities to the extent of the value of the assets securing such secured debt. Substantially all of our utility assets are subject to liens under the mortgage pursuant to which we have issued our first mortgage bonds.

Certain Terms of the Senior Debt Securities

Our obligations under the senior debt securities, including the payment of principal, premium, if any, any interest, may be fully and unconditionally guaranteed by one or more of our wholly-owned subsidiaries named in a prospectus supplement. Such guarantees will rank equally with all other general unsecured and unsubordinated obligations of such subsidiary guarantors.

Certain Covenants

Any covenants which may apply to a particular series of senior debt securities will be described in the prospectus supplement relating thereto.

Successor Obligor

The senior indenture provides that, unless otherwise specified in the securities resolution or supplemental indenture establishing a series of senior debt securities, we shall not consolidate with or merge into, or transfer all or substantially all of its assets to, any person in any transaction in which we are not the survivor, unless:

(1) the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof;

(2) the person assumes by supplemental indenture all of our obligations under the senior indenture, the senior debt securities and any coupons;

(3) all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and

(4) immediately after the transaction no Default (as defined in “—Default and Remedies”) exists.

The successor shall be substituted for us, and thereafter all our obligations under the senior indenture, the senior debt securities and any coupons shall terminate.

Exchange of Debt Securities

Registered senior debt securities may be exchanged for an equal aggregate principal amount of registered senior debt securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered senior debt securities at an agency maintained by us for such purpose and upon fulfillment of all other requirements of such agent.

Default and Remedies

Unless the securities resolution or supplemental indenture establishing the series otherwise provides (in which event the prospectus supplement will so state), an “Event of Default” with respect to a series of senior debt securities will occur if:

(1) an Obligor defaults in any payment of interest on any senior debt securities of such series when the same becomes due and payable and the default continues for a period of 60 days;

(2) an Obligor defaults in the payment of the principal and premium, if any, of any senior debt securities of such series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise and such default shall continue for five or more days;

(3) an Obligor defaults in the payment or satisfaction of any sinking fund obligation with respect to any senior debt securities of such series as required by the securities resolution or supplemental indenture establishing such series and the default continues for a period of 60 days;

(4) an Obligor defaults in the performance of any of its other agreements applicable to the series and the default continues for 90 days after the notice specified below;

(5) an Obligor pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian for it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against an Obligor in an involuntary case,

(B) appoints a Custodian for an Obligor or for all or substantially all of its property, or

(C) orders the liquidation of an Obligor, and the order or decree remains unstayed and in effect for 60 days; or

(7) there occurs any other Event of Default provided for in such series.

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the trustee or the holders of at least 33-1/3% in principal amount of the series notify us of the Default and we do not cure the Default within the time specified after receipt of the notice.

For purposes of this section, the term “Obligor” shall mean each of us and any subsidiary guarantor identified in a securities resolution or supplemental indenture, in each case excluding such entity’s subsidiaries.

If an Event of Default occurs and is continuing on a series, the trustee by notice to the Company, or the holders of at least 33-1/3% in principal amount of the series by notice to the Company and the trustee, may declare the principal of and accrued interest on all the securities of the series to be due and payable immediately. Discounted debt securities may provide that the amount of principal due upon acceleration is less than the stated principal amount.

The holders of a majority in principal amount of the series by notice to the trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

The trustee may require indemnity satisfactory to it before it enforces the senior indenture or the senior debt securities of the series. Subject to certain limitations, holders of a majority in principal amount of the senior debt securities of the series may direct the trustee in its exercise of any trust or power with respect to such series. The trustee is required, within 90 days after the occurrence thereof, to give to the holders of the senior debt securities notice of all Defaults known to the trustee to have occurred and be continuing. Except in the case of Default in payment on a series, the trustee may withhold from holders of such series notice of any continuing Default if the trustee determines that withholding notice is in the interest of such holders. We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the senior indenture.

The failure to redeem any senior debt securities when such redemption is subject to the occurrence of a condition prior to redemption, is not an Event of Default if any event on which such redemption is so conditioned does not occur and is not waived before the scheduled redemption date.

The senior indenture does not have a cross-default provision. Thus, a default by any Obligor on any other debt, including any other series of senior debt securities, would not constitute an Event of Default.

Amendments and Waivers

Unless the securities resolution or supplemental indenture otherwise provides (in which event the applicable prospectus supplement will so state), the senior debt securities and the senior indenture may be amended with the consent of the holders of a majority in principal amount of the senior debt securities of all series affected voting as one class. Unless the securities resolution or supplemental indenture otherwise provides (in which event the applicable prospectus supplement will so state), a Default on a particular series may be waived with the consent of the holders of a majority in principal amount of the senior debt securities of the series, except for a Default in payment of interest or principal or a Default in respect of a provision of the senior indenture that cannot be amended without the consent of each holder affected. However, without the consent of each holder affected, no amendment or waiver may:

(1) reduce the amount of senior debt securities whose holders must consent to an amendment or waiver;

(2) reduce the interest on or change the time for payment of interest on any senior debt security;

(3) change the fixed maturity of any senior debt security;

(4) reduce the principal of any non-Discounted Debt Security or reduce the amount of the principal of any Discounted Debt Security that would be due on acceleration thereof;

(5) change the currency in which the principal or interest on a senior debt security is payable;

(6) make any change that materially adversely affects the right to convert any senior debt security; or

(7) change the provisions of the senior indenture regarding waiver of Defaults and amendments, except to increase the amount of senior debt securities whose holders must consent to an amendment or waiver, or to provide that other provisions of the senior indenture cannot be amended or waived without the consent of each holder affected thereby.

Without the consent of any holder, the senior indenture or the senior debt securities may be amended:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for assumption of our obligations to securityholders in the event of a merger or consolidation requiring such assumption;

(3) to provide that specific provisions of the indenture shall not apply to a series of senior debt securities not previously issued;

(4) to create a series and establish its terms;

(5) to provide for a separate trustee for one or more series; or

(6) to make any change that does not materially adversely affect the rights of any holder.

Legal Defeasance and Covenant Defeasance

Senior debt securities of a series may be defeased in accordance with their terms and, unless the securities resolution or supplemental indenture establishing the terms of the series otherwise provides, as set forth below. We at any time may terminate as to a series all of our obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a debt security, to replace destroyed, lost or stolen senior debt securities and coupons and to maintain paying agencies in respect of the debt securities) with respect to the senior debt securities of the series and any related coupons and the senior indenture (legal defeasance). We at any time may terminate as to a series our obligations with respect to any restrictive covenants which may be applicable to a particular series (covenant defeasance).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, a series may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option, a series may not be accelerated by reference to any covenant which may be applicable to a series.

To exercise either defeasance option as to a series, we must (1) irrevocably deposit in trust (the defeasance trust) with the trustee or another trustee, money or U.S. Government Obligations, (2) deliver a certificate from a public accounting firm registered with the Public Company Accounting Oversight Board, expressing such firm’s opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations, without reinvestment, plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal and interest when due on all senior debt securities of such series to maturity or redemption, as the case may be, and (3) comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for Federal income tax purposes.

“U.S. Government Obligations” means direct obligations of the United States or any agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States pledged for payment and which are not callable at the issuer’s option, or certificates representing an ownership interest in such obligations.

Regarding the Trustee

Unless otherwise indicated in a prospectus supplement, the trustee will also act as transfer agent and paying agent with respect to the senior debt securities. We may remove the trustee with or without cause if we so notify the trustee three months in advance and if no Default occurs during the three-month period. The trustee provides services to us as a depository of funds, registrar, trustee and similar services.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination, or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

Subordination

The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all our Senior Indebtedness (defined below). During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•

all of the indebtedness of that person for money borrowed, including any indebtedness secured by a mortgage, conditional sales contract or other lien which is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of that property or to another lender, or (2) existing on property at the time that person acquires it;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•

all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•

all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities, and any unsubordinated guarantee obligations of ours or any subsidiary guarantor to which we and such guarantor are a party, including our, and the subsidiary guarantors’, guarantees of each others’ debt securities and other indebtedness for borrowed money, constitute Senior Indebtedness for purposes of the subordinated debt indenture.

Convertible Debt Securities

The terms, if any, on which debt securities being offered may be exchanged for or converted into other debt securities or shares of preferred stock, preference stock, common stock or other securities or rights of ours (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing will be set forth in the prospectus supplement for such debt securities being offered.

Unless otherwise indicated in the prospectus supplement, the following provisions will apply to debt securities being offered that may be exchanged for or converted into capital stock:

The holder of any debt securities convertible into capital stock will have the right exercisable at any time during the time period specified in the prospectus supplement, unless previously redeemed by us, to convert such debt securities into shares of capital stock, which may include preferred stock, preference stock or common stock, as specified in the prospectus supplement, at the conversion rate for each $1,000 principal amount of debt securities set forth in the prospectus supplement, subject to adjustment.

The holder of a convertible debt security may convert a portion thereof which is $1,000 or any multiple of $1,000. In the case of debt securities called for redemption, conversion rights will expire at the close of business on the business day prior to the date fixed for redemption as may be specified in the prospectus supplement, except that in the case of redemption at the option of the debt security holder, if applicable, such right will terminate upon receipt of written notice of the exercise of such option.

Unless the terms of the specific debt securities being offered provide otherwise, in certain events, the conversion rate for debt securities convertible into common stock will be subject to adjustment as set forth in the applicable indenture if we:

•	pay a dividend or make a distribution on our common stock in shares of our common stock;

•	subdivide our outstanding shares of common stock into a greater number of shares;

•	combine our outstanding shares of common stock into a smaller number of shares;

•	pay a dividend or make a distribution on our common stock in shares of our capital stock other than common stock;

•	issue by reclassification of our common stock in shares of our capital stock;

•

issue to all holders of our common stock rights, options or warrants to subscribe for or purchase shares of our common stock, or any securities convertible into or exchangeable for shares of our common stock, or rights, options, or warrants to subscribe for or purchase such convertible or exchangeable securities at a price per share lower than the current market price on the date of such issuance; or

•	distribute to all holders of our common stock any of our assets or debt securities or any rights or warrants to purchase our assets or debt securities.

No adjustment of the conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such rate. The conversion rate for debt securities convertible into securities other than our common stock may be subject to adjustment pursuant to the applicable securities resolution.

Convertible debt securities surrendered for conversion between the record date for an interest payment, if any, and the interest payment date, except convertible debt securities called for redemption on a redemption date during such period, must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive.

DESCRIPTION OF FIRST MORTGAGE BONDS

The first mortgage bonds will be issued under and secured by the Mortgage and Deed of Trust, dated July 1, 1939, between us and The Bank of New York Mellon Trust Company, N.A., as successor to BNY Midwest Trust Company, as successor to Harris Trust and Savings Bank, as trustee, as supplemented and amended by supplemental indentures. We refer to the original mortgage, as so supplemented and amended, as the mortgage. All the first mortgage bonds issued or issuable under the mortgage are referred to as the “bonds.” We have summarized below the material provisions of the mortgage and the bonds or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and you should refer to the mortgage itself, which describes completely the terms and definitions summarized below and contains additional information about the bonds.

Issuance of Additional Bonds

The bonds, when issued, may rank equally with the bonds of other series then outstanding, and may be issued having dates, maturities, interest rates, redemption prices and other terms as may be determined by our board of directors. Additional bonds may be issued under the mortgage in principal amounts not exceeding the sum of:

(1) 60% (so long as any bonds issued prior to January 1, 1997 remain outstanding, and thereafter 70%) of the net bondable value of property additions not subject to an unfunded prior lien;

(2) the principal amount of bonds retired or to be retired (except out of trust monies); and

(3) the amount of cash deposited with the trustee for such purpose, which may thereafter be withdrawn upon the same basis that additional bonds are issuable under (1) or (2) above.

Additional bonds may not be issued on the basis of property additions subject to an unfunded prior lien.

In addition to the restrictions discussed above, so long as any bonds issued prior to January 1, 1997 remain outstanding, additional bonds may not be issued unless our unconsolidated net earnings available for interest, depreciation and property retirements for a period of any 12 consecutive months during the period of 15 calendar months immediately preceding the first day of the month in which the application for authentication and delivery of additional bonds is made shall have been not less than the greater of two times (two and one-half times after all bonds issued prior to January 1, 1997 are no longer outstanding) the annual interest charges on, and 10% of the principal amount of, all bonds then outstanding, all additional bonds then applied for, all outstanding prior lien bonds and all prior lien bonds, if any, then being applied for.

The net earnings test referred to in the previous paragraph need not be satisfied to issue additional bonds:

•

on the basis of property additions subject to an unfunded prior lien which simultaneously will become a funded prior lien, if application for the issuance of the additional bonds is made at any time after a date two years prior to the date of the maturity of the bonds secured by the prior lien; and

•	on the basis of the payment at maturity of bonds heretofore issued by us, or the redemption, conversion or purchase of bonds, after a date two years prior to the date on which those bonds mature.

We have reserved the right to amend the mortgage to eliminate the foregoing requirement. See “—Modification of the Mortgage.”

Release and Substitution of Property

The mortgage provides that, subject to various limitations, property may be released from the lien thereof on the basis of cash deposited with the trustee, bonds or purchase money obligations delivered to the trustee, prior lien bonds delivered to the trustee, or unfunded net property additions certified to the trustee. The mortgage also permits the withdrawal of cash against the certification to the trustee of gross property additions at 100%, or the net bondable value of property additions at 60% (so long as any bonds issued prior to January 1, 1997 remain outstanding, and thereafter 70%), or the deposit with the trustee of bonds we have acquired. The mortgage contains special provisions with respect to the release of all or substantially all of our gas and electric properties. We have reserved the right to amend the mortgage to change the release and substitution provisions. See “—Modification of the Mortgage.”

Priority and Security

The bonds when issued will be secured, equally and ratably with all of the bonds now outstanding or hereafter issued under the mortgage, by the lien on substantially all of our fixed property and franchises purported to be conveyed by the mortgage including after-acquired property of the character intended to be mortgaged property, subject to the exceptions referred to below, to certain minor leases and easements, permitted liens, exceptions and reservations in the instruments by which we acquired title to our property and the prior lien of the trustee for compensation, expenses and liability.

Excepted from the lien of the mortgage are:

•	cash and accounts receivable;

•	contracts or operating agreements;

•	securities not pledged under the mortgage;

•	electric energy, gas, water, materials and supplies held for consumption in operation or held in advance of use for fixed capital purposes; and

•	merchandise, appliances and supplies held for resale or lease to customers.

There is further expressly excepted any property of any other corporation, all the securities of which may be owned or later acquired by us. The lien of the mortgage does not apply to property of KGE so long as KGE remains our wholly-owned subsidiary, to the stock of KGE owned by us or to the stock of any of our other subsidiaries. The mortgage permits our consolidation or merger with, or the conveyance of all or substantially all of our property to, any other corporation; provided, among other things, that the successor corporation assumes the due and punctual payment of the principal and interest on the bonds of all series then outstanding under the mortgage and assumes the due and punctual performance of all the covenants and conditions of the mortgage.

Ranking

We only have a shareholder’s claim on the assets of our subsidiaries. This shareholder’s claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries. Holders of our bonds are our creditors and not creditors of any of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of their creditors, are effectively senior to the bonds with respect to the assets of our subsidiaries.

The bonds are our obligations exclusively. To the extent that our ability to service our debt, including the bonds, may be dependent upon the earnings of our subsidiaries, our ability to do so will be dependent on the ability of our subsidiaries to distribute those earnings to us as dividends, loans or other payments. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the bonds or to make funds available to us to do so. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The mortgages will not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us. Our Credit Agreement, dated as of February 18, 2011 and as amended from time to time, and our Fourth Amended and Restated Credit Agreement, dated as of September 29, 2011 and as amended from time to time, limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

Modification of the Mortgage

The mortgage may be modified or altered, subject to our rights and obligations and the rights of holders of bonds, by the written consent of the holders of at least 60% in principal amount of all of the bonds outstanding thereunder, and, if the rights of one or more, but less than all, series of bonds then outstanding are to be affected by action taken pursuant to such consent, then also by consent of the holders of at least 60% in principal amount of each series of bonds so affected. No modification or alteration may be made which will permit the extension of the time or times of payment of the principal of, and premium, if any, or interest (including additional interest) on any bond or a reduction in the rate of interest thereon, or otherwise affect the terms of payment of the principal of, and premium, if any, or interest (including additional interest) on any bond or reduce the percentages required for the taking of any action thereunder. Bonds owned by us or any affiliated corporation are excluded for the purpose of any vote, determination of a quorum or consent.

The mortgage also provides that without the consent of any holder of any bond issued thereunder, the right of such holder to receive payment of the principal of, and premium, if any, or interest (including additional interest) on, on or after the respective due dates expressed in such bond, or to institute suit for the enforcement of any payment on or after such respective due dates shall not be impaired or affected.

We have reserved the right, subject to appropriate corporate action, but without the consent or other action of holders of bonds of any series created after January 1, 1997, to make amendments to the mortgage to permit, unless an event of default shall have happened and be continuing, or shall happen as a result of making or granting an application:

(1) the release from the lien of the mortgage of any mortgaged property if the fair value of all of the property constituting the trust estate (excluding the mortgaged property to be released but including any mortgaged property to be acquired by us with the proceeds of, or otherwise in connection with, such release) equals or exceeds an amount equal to 10/7ths of the aggregate principal amount of outstanding bonds and any prior lien bonds outstanding at the time of such release;

(2) in the event we are unable to obtain a release of property as described in clause (1), the release from the lien of the mortgage of any property constituting part of the trust estate if the fair value thereof is less than 1/2 of 1% of the aggregate principal amount of bonds and prior lien bonds outstanding at the time of such release; provided, that the aggregate fair value of the property released pursuant to this clause (2) in any period of 12 consecutive calendar months shall not exceed 1% of such bonds and prior lien bonds;

(3) the deletion of the net earnings test for the issuance of additional bonds or merging into another company;

(4) the deletion of a financial test to be met by another corporation in the event of our consolidation or merger into or our sale of our property as an entirety or substantially as an entirety to such other corporation; and

(5) the deletion of the requirement to obtain an independent engineer’s certificate in connection with certain releases of property from the lien of the mortgage.

We have also reserved the right, subject to appropriate corporate action, but without the consent or other action of holders of bonds of any series created on or after June 1, 2004, to:

(1) Amend the mortgage to allow us or any successor entity to issue substitute bonds (or similar instruments) for any outstanding bonds, provided that such substitute bonds (or similar instruments) carry ratings equal to or better than the then current ratings of the bonds which are being replaced and that certain other conditions are satisfied. The mortgage and deed of trust under which any such substitute bonds (or similar instruments) may be issued may contain terms and conditions different from the mortgage;

(2) Eliminate as an event of default the failure to discharge or stay within 30 days a final judgment against us for the payment of money in excess of $100,000;

(3) Eliminate the net earnings test in connection with certain acquisitions of property;

(4) Add nuclear fuel to the definition of property additions; and

(5) Make certain amendments to modernize and clarify the terms of the mortgage. These amendments will not adversely affect the rights of holders of bonds and may include the following provisions, among others: (i) simplification of the trustee provisions; (ii) the addition of a governing law clause; (iii) the addition of defeasance provisions for future issuances of bonds; (iv) elimination of maintenance and improvement fund requirements for future issuances of bonds (which requirements will instead be added to specific series of bonds); (v) simplification of the release provisions for obsolete property, de minimis property releases and substitution of property and unfunded property; (vi) the ability to issue global or uncertificated securities; (vii) clarification of our ability to issue variable rate bonds under the mortgage and (viii) amendment of the definitions of excepted property and permitted liens.

Events of Default

An event of default under the mortgage includes:

•	default in the payment of the principal of any bond when the same shall become due and payable, whether at maturity or otherwise;

•	default continuing for 30 days in the payment of any installment of interest on any bond or in the payment or satisfaction of any sinking fund obligation;

•

default in performance or observance of any other covenant, agreement or condition in the mortgage continuing for a period of 60 days after written notice to us thereof by the trustee or by the holders of not less than 15% of the aggregate principal amount of all bonds then outstanding;

•	failure to discharge or stay within 30 days a final judgment against us for the payment of money in excess of $100,000;

•

default in the payment of the principal of any prior lien bond when the same shall become due and payable, whether at maturity or otherwise, or default in the payment of any installment on interest on any prior lien bond beyond the applicable grace period specified in such prior lien bond; and

•	certain events in bankruptcy, insolvency or reorganization.

The trustee is required, within 90 days after the occurrence thereof, to give to the holders of the bonds notice of all defaults known to the trustee unless such defaults shall have been cured before the giving of such notice; provided, however, that except in the case of default in the payment of the principal of, and premium, if any, or interest (including additional interest) on any of the bonds, or in the payment or satisfaction of any sinking or purchase fund installment, the trustee shall be protected in withholding notice if and so long as the trustee in good faith determines that the withholding of notice is in the interests of the holders of the bonds. The trustee is under no obligation to defend or initiate any action under the mortgage which would result in the incurring of non-reimbursable expenses unless one or more of the holders of any of the outstanding bonds furnishes the trustee with indemnity satisfactory to it against such expenses. In the event of a default, the trustee is not required to act unless requested to act by holders of at least 25% in aggregate principal amount of the bonds then outstanding. In addition, a majority of the holders of the bonds have the right to direct all proceedings under the mortgage provided the trustee is indemnified to its satisfaction.

If an event of default shall have happened and be continuing, the trustee may, in its discretion and, upon written request of not less than 25% of the bondholders, shall by notice in writing delivered to us declare the principal amount of all bonds, if not already due and payable, to be immediately due and payable; and upon any such declaration of all bonds shall become and be immediately due and payable. This provision, however, is subject to the condition that, if at any time after the principal of the bonds shall have been so declared due and payable and prior to the date of maturity thereof as stated in the bonds and before any sale of the trust estate shall have been made, all arrears of interest upon all such bonds (with interest at the rate specified in such bonds on any overdue installment of interest and the expenses of the trustee, its agents and attorneys) shall either be paid by us or be collected and paid out of the trust estate, and defaults as aforesaid (other than the payment of principal which has been so declared due and payable) shall have been made good or secured to the satisfaction of the trustee or provision deemed by the trustee to be adequate shall be made therefor, then, and in every such case, a majority of the bondholders may waive such default and its consequences and rescind such declaration; but no such waiver shall extend to or affect any subsequent default or impair or exhaust any right or power consequent thereon.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase securities or other securities or rights of ours, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, or securities of other issuers or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, or securities of other issuers or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain United States federal income tax considerations;

•	if applicable, the identity of any of our subsidiaries guaranteeing our obligations with respect to such warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

our securities or securities of an entity unaffiliated or affiliated with us, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies or composite currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value thereof or, in the case of underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities, any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract and, if applicable, the identity of any of our subsidiaries guaranteeing our obligations with respect to such purchase contracts.

Purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, the pre-paid purchase contracts will be issued under one of the indentures.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, units will consist of one or more purchase contracts, warrants, debt securities, preferred stock, common stock or any combination thereof. Reference is made to the applicable prospectus supplement for:

•

all terms of the units and of the purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock, or any combination thereof, comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

GLOBAL SECURITIES

We may issue the first mortgage bonds, debt securities, warrants, purchase contracts and units of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for securities in definitive registered form, the global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security known as “participants” or persons that may hold interests through such participants. Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture, warrant agreement, purchase contract or unit agreement. Except as set forth herein, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture, warrant agreement, purchase contract or unit agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, purchase contract or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, warrant agreement, purchase contract or unit agreement, the depositary for such global security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities or first mortgage bonds, and any payments to holders with respect to warrants, purchase contracts or units represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. None of us, the trustees, the warrant agents, the unit agents or any of our other agents, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for any securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distributions of underlying securities or commodities to holders in respect of such global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If the depositary for any securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, we will issue such securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have any of the securities of a series represented by one or more global securities and, in such event, will issue securities of such series in definitive form in exchange for all of the global security or securities representing such securities. Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant trustee, warrant agent or other relevant agent of ours. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global security.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in four ways:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

We may directly solicit offers to purchase securities, or we may designate agents to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933, as amended, and describe any commissions we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering their names and the terms of our agreement with them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4). Any at-the-market offering will be through an underwriter or underwriters acting as principal or agent for us.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters or sales agents and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

LEGAL MATTERS

As to matters governed by Kansas law, Larry D. Irick, Vice President, General Counsel and Corporate Secretary of Westar Energy and, as to matters governed by New York law, Baker Botts L.L.P., New York, New York, will pass upon the validity of the securities to be offered by this prospectus. As of March 18, 2016, Mr. Irick beneficially owned a number of shares of our common stock, including restricted share units, which represented less than 0.1% of the total outstanding common stock.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from Westar Energy, Inc.’s Annual Report on Form 10-K and the effectiveness of Westar Energy, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed this prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that is not contained in this prospectus. In particular, the registration statement includes as exhibits forms of our underwriting agreements, a copy of our senior indenture, a form of subordinated indenture, a copy of our mortgage, forms of our senior debt security and subordinated debt security and specimen common stock, preferred stock and preference stock certificates. We will file a form of unit agreement, purchase contract and pledge agreement, warrant agreement for warrants sold separately, warrant for warrants sold separately, warrant agreement for warrants sold attached to securities, warrant for warrants sold attached to securities, deposit agreement and depositary share under cover of a Current Report on Form 8-K in connection with any issuance of such securities. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the documents’ material terms. If you want a complete description of the content of the documents, you should obtain the documents by following the procedures described below.

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings, including the complete registration statement and all of the exhibits to it are available through the SEC’s web site at http://www.sec.gov.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of such securities is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 24, 2016.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed until we sell all of the securities we are offering. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address:

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, Kansas 66612

Attn: Investor Relations

(785) 575-8227